EXHIBIT 99.1
CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Partners Announces Upsize and Pricing of $1.5 Billion Senior Notes due 2029

Houston, Texas - September 9, 2019 - Cheniere Energy Partners, L.P. ("Cheniere Partners") (NYSE American: CQP) announced today that it has upsized and priced its previously announced offering of Senior Notes due 2029 (the "CQP 2029 Notes"). The principal amount of the offering has been increased from the initially announced $1.0 billion to $1.5 billion. The CQP 2029 Notes will bear interest at a rate of 4.500% per annum and will mature on October 1, 2029. The CQP 2029 Notes are priced at par, and the closing of the offering is expected to occur on September 12, 2019.
Cheniere Partners intends to use the proceeds from the offering to prepay all of the outstanding term loans under its senior secured credit facilities due 2024 (the “CQP Credit Facilities”) and for general corporate purposes, including funding future capital expenditures in connection with the construction of Train 6 at the Sabine Pass liquefaction project. After applying the proceeds from this offering, only a $750 million revolving credit facility will remain as part of the CQP Credit Facilities, which is undrawn. The CQP 2029 Notes will rank pari passu in right of payment with the existing senior notes at CQP, including the senior notes due 2025 and senior notes due 2026.
The offer of the CQP 2029 Notes has not been registered under the Securities Act of 1933, as amended (the "Securities Act") and the CQP 2029 Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, statements regarding Cheniere Partners’ business strategy, plans and objectives, including the use of proceeds from the offering. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.
Contacts

Cheniere Energy Partners, L.P.

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
or
Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491